Exhibit 99.1

Mitek Names Industry Luminaries to its Board of Directors and Advisory Board

Financial Services Veterans from ID Analytics, Walmart and FTV Capital Bring Strategic Insight

SAN DIEGO – October 9, 2012 – Mitek Systems, Inc., (NASDAQ: MITK, www.miteksystems.com), a leading mobile imaging software solutions provider, today announced that its board of directors has elected Bruce Hansen as independent director, effective immediately. Mr. Hansen replaces William P. Tudor, who is rotating off the Board after eight years due to health reasons. Mr. Tudor will continue to serve on the Company’s advisory board.

Bruce Hansen, who has served on Mitek’s advisory board, brings decades of “big data” analytics industry experience as the co-founder and former chairman and CEO of ID Analytics, a consumer risk management company that was acquired by identity theft protection leader, LifeLock (NYSE: LOCK) earlier this year. During his tenure, Mr. Hansen built ID Analytics from concept-stage into a high-growth, profitable firm serving over 280 enterprise clients, including the nation’s leading banks and mobile network telcos, and five million consumers. Previously, Mr. Hansen was president of HNC Software and CEO of the Center for Adaptive Systems Applications. Bruce Hansen holds a BA in economics from Harvard University and an MBA from the University of Chicago.

In addition, Mitek welcomed Jane J. Thompson and Jim Hale to its advisory board. Jane Thompson is a recognized thought leader in financial services, serving banks and non-banks through her firm, Jane J. Thompson Financial Services, LLC. As founder and former president of Walmart Financial Services for nearly a decade, Ms. Thompson is recognized as an innovator in financial services, achieving significant profit growth based on her consumer insights and operating leadership skills. She brings over two decades of consumer-level strategy and marketing expertise to Mitek, including executive roles at Sears, Roebuck & Co., partnership at McKinsey & Company, and brand management at Procter & Gamble. Jane serves on the board of The Fresh Market (NASDAQ: TFM) and was formerly on the board of ConAgra (NYSE: CAG). Jane Thompson received her BBA from the University of Cincinnati and an MBA from Harvard Business School.

Jim Hale is a successful innovator with 35 years of experience in management, private equity and commercial and investment banking. In 1998, he co-founded FTV Capital, a growth equity fund with over $1 billion under management. Prior to FTV, Mr. Hale was senior managing partner and head of the

Financial Institutions Group at Montgomery Securities. Under Mr. Hale’s direction, this nationally prominent team advised high-growth technology companies on literally hundreds of mergers and equity capital markets transactions, including numerous IPOs, many of which were in the payments industry. Mr. Hale currently serves on the board of directors of Official Payments Holdings (NASDAQ: OPAY) and the State Bank of India (California), as well as two non-profit organizations, Public Radio International and St. Ignatius College Preparatory Foundation, an endowment fund. Jim Hale received a BS from the University of California at Berkeley, an MBA from Harvard Business School, and is a Certified Public Accountant.

Mitek’s Advisory Board has four members, including Jane Thompson, Jim Hale, Bill Tudor, and John Major, who currently serves as lead independent director of Broadcom Corporation (NASDAQ: BRCM).

“We are delighted to have these high caliber executives join us as senior advisors to Mitek. The breadth of our board members’ collective experience is invaluable as we position the Company to take advantage of the mobile financial services market opportunity,” said James DeBello, president and CEO of Mitek Systems. “Mitek has greatly benefitted from Bill Tudor’s stewardship over the years and, on behalf of Mitek’s board of directors, I would like to sincerely thank Bill for his many contributions. We look forward to his continued counsel as a member of our advisory board.”

About Mitek

Headquartered in San Diego, Calif., Mitek (MITK) is a mobile imaging software solutions provider that allows users to remotely deposit checks, pay bills, get insurance quotes, and transfer credit card balances by snapping a picture with their smartphone or tablet cameras instead of using the device keyboard. Mitek’s technology increases convenience for the consumer by eliminating the need to have to go to the bank branch or automated teller machine, and dramatically reduces processing and customer acquisition costs while increasing customer retention. With a strong patent portfolio, Mitek is positioned as the leading innovator in mobile imaging software and currently provides its solutions to Fortune 500 financial services companies. For more information about Mitek, please visit www.miteksystems.com. MITK-F

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Investor Relations

Julie Cunningham

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ir@miteksystems.com